Exhibit 5.1

NACCARATO & ASSOCIATES
18301 Von Karman Avenue, Suite 430
Irvine, CA 92612
Telephone: (949) 851-9261 Facsimile: (949) 851-9262

December 30 , 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
Division of Corporate Finance
100 F. Street, NE
Washington, DC 20549-0404

Re: MotivNation, Inc. Registration Statement

Dear Sir or Madam:

  We have acted as counsel for MotivNation, Inc. (“MOVT”), a Nevada corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of up to 12,500,000 shares of MOVT’s common stock, including 1) up to 1,190,000 shares of common stock issuable to AJW Partners, LLC upon the conversion of $238,000 in secured convertible debentures and 297,500 shares from the exercise of warrants, 2) up to 150,000 shares of common stock issuable to New Millennium Capital Partners II, LLC upon the conversion of $30,000 in secured convertible debentures and 37,500 shares from the exercise of warrants, 3) up to 3,260,000 shares of common stock issuable to AJW Qualified Partners, LLC upon the conversion of $652,000 in secured convertible debentures and 815,000 shares from the exercise of warrants, 4) up to 5,400,000 shares of common stock issuable to AJW Offshore, Ltd. upon the conversion of $1,080,000 in secured convertible debentures and 1,350,000 shares from the exercise of warrants.

  In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Owen Naccarato, Esq.
Naccarato & Associates